Exhibit 99.1

For Immediate Release

Contact: Alfred Merriweather

VP, Finance and CFO

650.210.1200

invrel@aclara.com

ACLARA ANNOUNCES 2003 YEAR-END FINANCIAL RESULTS

MOUNTAIN VIEW, Calif. – January 28, 2004 – ACLARA BioSciences (Nasdaq: ACLA), today reported financial results for the three months and the year ended December 31, 2003.

Fourth Quarter and Year-End 2003 Financial Results

Revenue for the three months ended December 31, 2003 was $653,000, compared to revenue for the three months ended December 31, 2002 of $752,000. Revenue for the year ended December 31, 2003 was $1.5 million, compared to $2.5 million in 2002. Prior year revenue reflects discontinued microfluidics-related sources of revenue.

Total operating expenses for the three months ended December 31, 2003 were $4.7 million, a decrease of $3.8 million, or 45%, compared to $8.5 million in the comparable quarter of 2002. For the year, total operating expenses were $23.1 million, down 47% from $43.3 million in 2002.

Reflecting the continued reduction in expenses, the net loss for the three months ended December 31, 2003 was $3.7 million, or a loss of $0.10 per share, approximately half of the net loss of $7.1 million, or $0.20 per share, in the fourth quarter of 2002. Net loss for the year ended December 31, 2003 was $20.0 million, or $0.56 per share, compared to a net loss of $37.2 million, or $1.04 per share, in 2002.

Total cash resources, comprising cash and short-term investments, were $88.4 million at December 31, 2003.

Business Progress

Highlights of the Company’s recent progress in developing eTag applications and customer relationships include:

•	The accomplishment of a milestone and receipt of a related milestone payment under the previously announced collaboration with Genentech, Inc.;

•	The execution of an agreement with an undisclosed large biotechnology company for the evaluation of eTag assays for use in a clinical program;

•	The execution of an agreement with Pfizer under which two of Pfizer’s major research sites will have access for two years to eTag assays for research purposes;

•	The execution of an agreement with Vertex Pharmaceuticals under which Vertex will have access to eTag assays for research purposes; and

•	The execution of a license and supply agreement with Cell Signaling Technology, Inc. (“CST”) under which ACLARA has access to CST’s reagents, including phospho-specific antibodies to key signaling molecules such as kinases and related materials for use with eTag assays.

“Targeted therapies are increasingly a major focus of pharmaceutical and biotechnology companies, and our eTag assays can provide unique insights,” commented Thomas Klopack,

ACLARA chief executive officer. “Our eTag platform can recognize the existence of certain difficult-to-detect protein states – information that may enable a physician to identify those patients who are likely to be responsive to a specific pharmaceutical product. We continue to see a high level of customer interest in the application of eTag assays to the development of such personalized medicines, particularly in life-threatening diseases such as cancer, where it is important to quickly determine the optimal drug treatment.”

About ACLARA

ACLARA BioSciences, Inc. is commercializing its proprietary eTag Assay System for drug discovery research and to support clinical development of specific targeted therapies. The eTag Assay System is a high performance, high throughput system for the simultaneous measurement of 10’s to 100’s of genes, proteins, and cell-based antigens across thousands of samples. The eTag platform makes it possible for researchers to measure multiple aspects of a complex biological system, enabling the study of gene expression, protein expression, cell signaling and pathway activation, protein-protein interaction, post-translational modifications and cell receptor binding—all in the same sample and with the same platform. The system uses ACLARA’s proprietary eTag reporters to multiplex the analysis of genes and/or proteins. Specific molecular binding events result in the release of electrophoretically distinct eTag reporters, which are then resolved by standard capillary electrophoresis to provide precise, sensitive quantitation of multiple analytes—directly from cell lysates of cultured or primary cells, as well as fresh and fixed tissue samples. More information on ACLARA can be obtained on the Company’s web site at www.aclara.com.

Forward-Looking Statements

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for ACLARA from those projected. Those factors include risks and uncertainties relating to the performance of the Company’s products, product development, development and commercialization efforts, successful establishment of and performance under collaborative and commercial agreements, adoption of its technologies by pharmaceutical and biotechnology companies, the validity and enforceability of patents, the possible infringement of the intellectual property of others, technological approaches of ACLARA and its competitors, and other risk factors identified in the Company’s Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended September 30, 2003 as filed with the Securities and Exchange Commission.

Trademarks

ACLARA BioSciences is a registered trademark and eTag and the ACLARA logo are trademarks of ACLARA BioSciences, Inc.

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~Financial statements to follow~

ACLARA BIOSCIENCES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenues	$653	$752	$1,513	$2,520

Costs and operating expenses:
Research and development	3,376	4,992	15,642	23,575
Selling, general and administrative	1,297	3,250	7,418	12,471
Litigation settlement	—	213	—	3,953
Restructuring	—	—	—	3,327

Total costs and operating expenses	4,673	8,455	23,060	43,326

Loss from operations	(4,020)	(7,703)	(21,547)	(40,806)
Interest income, net	355	592	1,589	3,559

Net loss	$(3,665)	$(7,111)	$(19,958)	$(37,247)

Net loss per common share, basic and diluted	$(0.10)	$(0.20)	$(0.56)	$(1.04)

Weighted average shares used in net loss per common share calculation, basic and diluted	35,835	35,482	35,632	35,885

ACLARA BIOSCIENCES, INC.

CONDENSED BALANCE SHEETS

(In Thousands, Except Share and Per Share Amounts)

(unaudited)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash, cash equivalents and marketable investments	$88,396	$50,848
Restricted cash	—	34,125
Accounts receivable	272	469
Prepaid expenses and other current assets	345	422
Inventories	2,766	2,780

Total current assets	91,779	88,644

Marketable investments	—	21,612
Property and equipment, net	5,877	7,098
Other assets, net	1,350	1,564

Total assets	$99,006	$118,918

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$519	$689
Accrued payroll and related expenses	983	1,023
Accrued expenses and other current liabilities	916	1,357
Deferred revenue	550	104
Restructuring	—	501
Current portion of loans payable	95	202

Total current liabilities	3,063	3,876

Loans payable, net of current portion	382	542
Deferred rent	467	414

Total liabilities	3,912	4,832

Stockholders’ equity:
Common stock, $0.001 par value:
Authorized 150,000,000 shares; Issued and outstanding: 35,901,175 shares at December 31, 2003 and 35,391,018 shares at December 31, 2002	37	36
Treasury stock at cost (900,000 shares at December 31, 2003 and at December 31, 2002)	(1,350)	(1,350)
Additional paid-in capital	259,379	258,798
Deferred stock-based compensation	—	(627)
Accumulated other comprehensive income	54	297
Accumulated deficit	(163,026)	(143,068)

Total stockholders’ equity	95,094	114,086

Total liabilities and stockholders’ equity	$99,006	$118,918